EXHIBIT 99.1

News

Merisel, Inc. Announces Promotion of Jon H. Peterson
to Executive Vice President and Chief Financial Officer
New York, New York - May 1, 2006 - Merisel, Inc. (Nasdaq: MSEL.pk) today announced the promotion of Jon H. Peterson to Executive Vice President and Chief Financial Officer, effective immediately. Peterson was previously Senior Vice President of Finance and replaces Allyson Vanderford.

Mr. Peterson will report directly to Chairman and Chief Executive Officer Donald R. Uzzi. Ms. Vanderford will focus on special assignments and will continue to report to Mr. Uzzi.

About Merisel
Merisel headquartered in New York, N.Y. is a leading visual communications and brand imaging solutions provider to its clients. Merisel provides a broad portfolio of digital and graphic services to clients in the Retail, Manufacturing, Beverage, Cosmetic, Advertising, Entertainment and Consumer Packaged Goods industries. These solutions are delivered to clients through its portfolio companies; ColorEdge, Crush Creative, Comp 24, It’s in the Works and Dennis Curtin. Merisel has sales offices in New York City, Los Angeles and Chicago, and production facilities in New York, New Jersey and Los Angeles to ensure the highest quality solutions and services to our clients. Learn more at www.merisel.com

Contact:
Hannah Lee - Merisel
(212) 502-6571
hannah.lee@merisel.com